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                                                                    Exhibit 99.3

                           [SALEM COMMUNICATIONS LOGO]

FOR IMMEDIATE RELEASE
December 27, 2001

                         SALEM COMMUNICATIONS ANNOUNCES

                          CLOSING OF EXCHANGE OFFER FOR

              SALEM HOLDINGS 9% SERIES A SENIOR SUBORDINATED NOTES

CAMARILLO, Calif. -- Salem Communications Corporation (Nasdaq: SALM), Salem Communications Holding Corporation and their affiliate guarantors today announced that they have completed their exchange offer launched November 13, 2001 of up to $150,000,000 in principal amount of Salem Holding's 9% Series B Senior Subordinated Notes due 2011, which have been registered under the Securities Act of 1933, as amended, for a like amount of its outstanding 9% Series A Senior Subordinated Notes due 2011.

The initial offering period expired at 5:00 p.m., New York City time, on December 14, 2001, and the subsequent offering period expired at 5:00 p.m., New York City time, on December 19, 2001 Salem Communications reported that an aggregate of $149,670,000 in principal amount of the outstanding Series A notes were exchanged for a like principal amount of the Series B notes.

Salem Communications Corporation, headquartered in Camarillo, California, is the leading radio broadcaster focused on religious and family issues programming. Upon the close of all announced transactions, the company will own and/or operate 81 radio stations, including 56 stations in the top 25 markets. In addition to its radio properties, Salem owns the Salem Radio Network, which syndicates talk, news and music programming to over 1,600 affiliated radio stations throughout the United States; OnePlace.com, the leading Internet provider of Christian radio content; and CCM Communications, a leading publisher of contemporary Christian music trade and consumer publications.



Media Contacts:                                          Analysts and Investors:
---------------                                          -----------------------
Amanda Strong                                            John Buckley
Salem Communications Corporation                         Brainerd Communicators
(805) 987-0400 ext. 1081                                 (212) 986-6667
amandas@salem.cc                                         buckley@braincomm.com




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